Exhibit 10.1

Forest Oil Corporation

Annual Incentive Plan

2011

Forest Oil Corporation

2011 Annual Incentive Plan

Summary

Plan Objectives

The Annual Incentive Plan (the “Plan”) has been designed to meet the following objectives:

•                  Provide an annual incentive plan framework that is performance-driven and focused on objectives that are critical to the Company’s success.

•                  Offer competitive cash compensation opportunities to employees.

•                  Reward outstanding achievement.

Basic Plan Concept

The Plan provides annual incentive awards, which will be determined primarily on the basis of the Company’s consolidated results on selected financial and operating performance measures as well as business unit or department performance objectives.  Individual performance will also be considered in determining the actual participant award payout.  The Company shall have the flexibility to adjust individual awards to reflect individual or team performance.

Performance Measures and Weights

Each year the Company will establish the threshold, target and outstanding performance levels on each performance measure and its appropriate weighting, subject to the confirmation of the Compensation Committee of the Board of Directors (the “Committee”).  These performance measures and their weighting will be reviewed (and modified, if appropriate) in light of changing Company priorities and strategic objectives.

The Company has also established performance objectives for each business unit and department for 2011, the achievement of which will be determined by the President and Chief Executive Officer (the “CEO”) at year end, subject to the confirmation of the Committee.

The 2011 performance measures and their relative weightings are described below.

Plan Administration

The Plan will be administered by the Committee and the CEO (for all positions except his own).  Certain elements of the Plan administration will be delegated to the senior Human Resources executive of the Company.  The Executive Vice President and Chief Financial Officer will verify the performance calculation for the performance and operating measures in consultation with the Senior Vice President, Business Development & Engineering, who shall be responsible for the estimation of the Company’s oil and gas reserves.

Actual performance goals, standards, award determinations and modifications to the Plan design must be approved by the Committee.

Measure	Weighting
Production	20%
Cash Cost	20%
Bankable Value PV10	20%
Business Unit/Department Performance Objectives	40%
Total Financial and Operating Objectives	100%

Once the total bonus pool has been established following the performance calculations, the CEO shall have the discretion to distribute bonus monies within business units and the corporate group or to move monies from one group to another, and to allocate incentive monies to individuals, based on his assessment (with advice of senior management) as to individual or group performance.

Targets

Targets for the Plan will be set consistent with the following:

•                  Threshold — Minimum level at which payout occurs.  The threshold percentage is 25% of the target award percentage.

•                  Target — Level at which the participant receives the target award percentage.

•                  Outstanding — Level at which the participant receives 200% of the target award percentage.

Completion percentages between Threshold, Target and Outstanding will be determined, with the exception of those for Business Unit and Department Performance Objectives, by interpolation.  Completion for results above Outstanding will be directly proportional to the change in completion between Target and Outstanding.

A Completion Percentage for each business unit and department with regard to its Business Unit/Department Performance Objectives will be assigned at year end by the CEO following a thorough review of its activities and accomplishments.  The assigned Completion Percentage on Business Unit/Department Performance Objectives for each business unit or department will be included in the calculation of the Overall Completion Percentage for that business unit or department in the same manner as is the Completion Percentage on other performance measures.

Targets shall be adjusted for material changes made during the year to the business plan or scope thereof, including the capital expenditure budget.

Maximum Completion

Although there will be no limit on completion of individual financial and operating measures, completion for the total Plan will be limited to 200% of target.

Performance Levels

Performance levels will be set for individual measures.  Results below the Threshold will equate to a zero completion percentage.

A minimum 25% completion threshold is required for the total plan for award payments to be made under the plan.

Completion Calculation

Completion percentages for each individual measure will be equal to the completion percentage of the measure times the weighting for that measure. The overall completion percentage for the Plan for financial and operating measures and business unit and department objectives will be the sum of the weighted completion percentages for each individual measure.

Property Sales

In computing results, non-budgeted property sales are not to be considered.  To avoid non-budgeted property sales from affecting results, they will be incorporated into performance measures as though they had been budgeted.

Participants

The CEO shall determine which employees are to be participants in the Plan.  If a participant’s employment with the Company terminates for any reason prior to payment, no bonus award will be paid.

The target award percentage for the CEO and other officers of the Company are established by the Committee. Any changes to target award percentages for Company officers are subject to the approval of the Committee. The CEO is authorized to establish and adjust at his discretion the target award percentages for non-officer Plan participants. All awards to officers under the Plan are subject to approval of the Committee.

Plan participants who change positions and/or have their individual target incentive levels changed during the Plan year will have their award prorated accordingly.  All awards paid will be rounded to the nearest $100.

Incentive compensation awards will be calculated based upon the participant’s base salary in effect at the end of the Plan year or earned salary during the Plan year if the participant was a new hire during the year.

Board of Directors’ Discretion

The granting of any and all incentive compensation awards is at the discretion of the Forest Oil Corporation Board of Directors.

Forest Oil Corporation

2011 Annual Incentive Plan

Operating Measure

Production

Objective

Measure net production on an annual basis.

Definition

Net production equals total net production (after royalty and other burdens) equal to that set forth in the 2011 Business Plan.

Should a business unit overspend budgeted Capex significantly, the Production target will either be proportionately adjusted or the target level will become the threshold for payout under this measure.

The calculation of net production volumes for the Canadian business unit shall be calculated as if Plan oil and gas prices were experienced, with no volume adjustments being made for higher or lower prices.

Targets

Measured against an approved annual plan with:

•                  Threshold equal to achievement of 95% of Business Plan objective (See Attachment 1A).

•                  Target equal to achievement of 100% of Business Plan objective (See Attachment 1A).

•                  Outstanding equal to achievement of 110% of Business Plan objective (See Attachment 1A).

Forest Oil Corporation

2011 Annual Incentive Plan

Financial Measure

Cash Cost

Objective

Measure cash cost on an annual basis.

Definition

Corporate:  The sum of direct operating expense and expensed workovers, transportation expense and total expensed G&A for the Company, but excluding ad valorem taxes, divided by total production for the Company measured in MCFE.

Business Unit:  The sum of direct operating expense and expensed workovers, transportation expense and allocated corporate G&A expense for the business unit, but excluding ad valorem taxes, divided by production for the business unit measured in MCFE.

Cash Cost excludes production severance taxes.  Additionally, the calculation of Cash Cost for the Canadian business unit shall be calculated at the Plan exchange rate ignoring any variance between the actual exchange rate and the exchange rate assumed in the Plan.

Targets

Measured against an approved annual plan with:

•                  Threshold equal to achievement of 105% of Business Plan objective (See Attachment 1B)

•                  Target equal to achievement of 100% of Business Plan objective (See Attachment 1B)

•                  Outstanding equal to achievement of 90% of Business Plan objective (See Attachment 1B)

Forest Oil Corporation

2011 Annual Incentive Plan

Financial Measure

Bankable Value PV10

Objective

Measure the creation of value (NAV) by the Company through the addition of proved reserves, lower lease operating expense (LOE), lower well costs, lower future development Capex, marketing enhancements, remedial work, and other efforts.

Definition

Bankable Value PV10 will measure the increase in value added on December 31, 2011 over the baseline value as of December 31, 2010, expressed as a percent of growth in PV10, using the same database assumptions for each date.

The measure of Bankable Value PV10 will be pre-tax, debt-adjusted, share-count adjusted and price-adjusted so that the effects of tax, added debt, increased share count and price during the year are neutralized. Divestitures and land investments are excluded from the calculation. Acquisitions are included in the calculation.

The baseline for calculation of Bankable Value PV10 will be the year-end 2010 calculation of PV10 from the SEC reserve report (SMOG).  The value of any properties sold during 2011 is subtracted, the value of capital investments during 2011 (drilling, land, acquisitions) is added and 2011 operating income is subtracted to arrive at a Reference PV10.  The current year SEC PV10 is then calculated and adjusted for prices as of December 31, 2010 to arrive at an Ending PV10.  The Bankable Value PV10 for 2011 will be the percentage change in the Ending PV10 over the Reference PV10.

All reserve calculations are based on SEC reserve rules.

Targets

•                  See Attachment 1C.

Forest Oil Corporation

2011 Annual Incentive Plan

Operating Measure

Business Unit and Department Performance Objectives

Objective

Measure the achievement of key objectives that are established for each business unit and department for each year.

Definition

Objectives that are key to the success of each business unit or department have been established by the CEO.  Objectives will be established for each corporate staff department that directly support the achievement of business unit and other staff department objectives.  Established objectives are specific to each business unit or department, well-defined and to the extent possible, measurable.

Targets

Performance Objectives will be established for the Canadian, Eastern Region, Western Region, Southern Region, International, and New Ventures Business Units as well as for each corporate administrative or support department. Awards to business unit and department participants will be based on the achievement of performance objectives established for the business unit or department in which they work.

At year-end 2011 the achievement of performance objectives for each business unit as well as for each corporate administrative or support department will be evaluated and assigned a completion percentage by the CEO over a range of 0 — 200%.  This completion percentage will be multiplied by the 40% relative weighting for Business Unit/Department Performance Objectives and included in the calculation of the overall completion percentage for the business unit or department.

Attachment 1

2011

Goal Description	Weighting	Target

Production (Full Year)	20%	See Attachment1A

Cash Cost	20%	See Attachment 1B

Bankable Value PV10	20%	See Attachment 1C

Business Unit/Department Performance Objectives	40%

Total Weighting	100%

Attachment 1A

2011 Production (BCFE)

Business Unit	Threshold	Target		Outstanding

Company*	175.8	185.1		203.6

Canada	36.1	38.0		41.8

Eastern	37.5	39.5		43.4

Western	69.2	72.9		80.2

Southern	33.0	34.7	**	38.2

International*	—	—		—

New Ventures	—	—		—

*Awards to Business Unit participants will be based on the Production performance of the Business Unit in which they work with the exception of International, New Ventures and corporate department participants, whose awards will be based on total company results.

**Eagle Ford production is included in Southern Region.

The Threshold, Target and Outstanding objectives are directly related to the 2011 capital expenditures plan of $737 million, which excludes corporate capital (and the underlying oil and gas price assumptions) as approved by the Forest Oil Corporation Board of Directors.  To the extent that (i) the Company incurs more or less than $737 million in capital expenditures in 2011, or (ii) oil and gas prices are materially different from those assumed in the foregoing plan, management and the Compensation Committee will adjust the objectives appropriately.

Attachment 1B

2011 Cash Cost

	($/MCFE)
Business Unit	Threshold	Target	Outstanding

Company *	.636	.606	.545

Canada	.846	.806	.725

Eastern	.734	.699	.629

Western	.387	.360	.324

Southern	.838	.798	.718

International*	—	—	—

New Ventures*	—	—	—

*Awards to Business Unit participants will be based on the Cash Cost performance of the Business Unit in which they work with the exception of International, New Ventures and corporate department participants, whose awards will be based on total Company results.

The Threshold, Target and Outstanding objectives are directly related to the 2011 capital expenditures plan of $737 million, which excludes corporate capital (and the underlying oil and gas price assumptions) as approved by the Forest Oil Corporation Board of Directors.  To the extent that (i) the Company incurs more or less than $737 million in capital expenditures in 2011, or (ii) oil and gas prices are materially different from those assumed in the foregoing plan, management and the Compensation Committee will adjust the objectives appropriately.

Attachment 1C

Bankable Value PV10

(MM$)
Threshold	Target	Outstanding

5%	10%	15%

The Bankable Value PV10 results for the company will comprise the consolidated results of the Eastern, Western, Southern, Canadian, International and New Ventures business units. PV10 for Canada will be calculated through the date of any spin-off of those assets to occur during 2011. PV10 for International will be based on 1) the results of initiatives in Italy and 2) results in South Africa up to the date of any divestiture during 2011 and excluding the effect of any divestiture that may occur.

PV10 for New Ventures and all corporate staff groups for 2011 will equal the combined results for the company. PV10 will be calculated for New Ventures for the period December 31, 2010 to December 31, 2012 and those results will be included in the PV10 results for the company for purposes of 2012 annual incentive compensation awards.